Exhibit 99.1

Novocure Reports Third Quarter 2017 Financial Results and Provides Company Update

Third quarter 2017 net revenues of $50.1 million, reflecting 131 percent growth versus third quarter 2016 and 31 percent growth versus second quarter 2017

1,683 active patients at September 30, 2017, an increase of 71 percent from September 30, 2016, and 15 percent from June 30, 2017

Third quarter 2017 cash flow from operations of $2.5 million, the first quarter with positive cash flow from operations in Novocure’s history

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the three and nine months ended September 30, 2017, highlighting year-over-year and sequential growth in active patients and net revenues. Novocure is an oncology company developing a profoundly different approach to cancer treatment utilizing a proprietary therapy called Tumor Treating Fields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Tumor Treating Fields is an approved treatment for adults with glioblastoma. We believe Tumor Treating Fields shows promise for a variety of solid tumors.

Third quarter 2017 highlights include:

	Three months ended September 30,			Nine months ended September 30,
	2017	2016	% Change	2017	2016	% Change

Non-financial
Active patients at period end(1)	1,683	985	71%
Prescriptions received in period(2)	1,076	690	56%	3,029	2,102	44%

Financial, in millions
Net revenues	$50.1	$21.7	131%	$123.4	$52.6	134%
Net loss	$(11.5)	$(33.6)	66%	$(50.7)	$(109.7)	54%

Cash and cash equivalents at the end of period	$82.1	$115.8
Short-term investments at the end of period	$104.5	$119.7
(1)

An “active patient” is a patient who is on Optune under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.

(2)

A “prescription received” is a commercial order for Optune that is received from a physician certified to treat patients with Optune for a patient not previously on Optune. Orders to renew or extend treatment are not included in this total.

Exhibit 99.1

“The third quarter of 2017 was another period marked by growth across all key commercial metrics in all key markets,” said Asaf Danziger, Novocure’s Chief Executive Officer. “Compared to the same quarter in 2016, we achieved 131% revenue growth – our ninth consecutive quarter of triple-digit year-over-year growth – and 71% active patient growth. We significantly improved net revenues as a percentage of gross billings year-over-year and generated positive cash flow from operations for the first time in the company’s history. Optune is the first treatment in more than 10 years to increase median overall survival in newly diagnosed GBM, and we are focused on bringing Optune to as many patients with glioblastoma who may benefit from it.”

“Tumor Treating Fields shows promise for a variety of solid tumors and we remain steadfast in our commitment to further investigate the multiple pathways through which Tumor Treating Fields exert their effect and complement other anti-cancer therapies,” continued William Doyle, Novocure’s Executive Chairman.” We are recruiting for two phase 3 pivotal trials in non-small cell lung cancer and brain metastases from non-small cell lung cancer. We plan to open two additional phase 3 pivotal trials in pancreatic cancer and ovarian cancer. We are committed to advancing our clinical pipeline and realizing the full value of our technology across multiple solid tumor indications.”

Third quarter 2017 operating statistics and financial update

There were 1,683 active patients on Optune at September 30, 2017, an increase of 698 active patients, or 71 percent, compared to September 30, 2016. The increase in active patients was driven primarily by prescription growth and by an increase in the percentage of newly diagnosed GBM patients who typically have a longer duration of treatment with Optune. The proportion of Optune prescriptions written for newly diagnosed GBM was more than 60 percent in the third quarter 2017.

•	In the United States, there were 1,234 active patients on Optune at September 30, 2017, an increase of 451 active patients, or 58 percent, compared to September 30, 2016.
•	In Germany and other EMEA markets, there were 448 active patients on Optune at September 30, 2017, an increase of 246 active patients, or 122 percent, compared to September 30, 2016.
•	In Japan, there was 1 active patient on Optune at September 30, 2017. There were no active patients on Optune in Japan during the same period in 2016.

Additionally, 1,076 prescriptions were received in the quarter ended September 30, 2017, an increase of 386 prescriptions, or 56 percent, compared to the same period in 2016. The increase in prescriptions was driven primarily by commercial activities in our currently active markets.

Exhibit 99.1

•	In the United States, 805 prescriptions were received in the quarter ended September 30, 2017, an increase of 236 prescriptions, or 41 percent, compared to the same period in 2016.
•	In Germany and other EMEA markets, 270 prescriptions were received in the quarter ended September 30, 2017, an increase of 150 prescriptions, or 125 percent, compared to the same period in 2016.
•	In Japan, there was 1 prescription received in the quarter ended September 30, 2017, flat compared to prescriptions received during the same period in 2016.

We continued to work with payers in the United States to expand coverage of Optune for the treatment of both newly diagnosed and recurrent GBM.  As of September 30, 2017, payers administering plans for more than 210 million lives had issued positive coverage policies stating that Optune is approved for the treatment of newly diagnosed and/or recurrent GBM, an increase of approximately 5.3 million lives since June 30, 2017, including new policies with Centene Corporation and Health Alliance Plan of Michigan.

In August 2017, we signed a contract with the Federation of Austrian Social Insurance Institutions to grant reimbursement for Optune. All 18 Austrian insurance funds have agreed to participate in the contract, marking our first national reimbursement decision.

For the three months ended September 30, 2017, net revenues increased to $50.1 million compared to $21.7 million for the same period in 2016, representing 131 percent growth. This growth was primarily driven by increased Optune adoption and the transition to accrual-based revenue recognition for a portion of our billings.

For the three months ended September 30, 2017, net revenues as a percent of gross billings increased to 49% from 38% for the three months ended September 30, 2016. This was primarily due to improved collection rates and the transition to accrual-based revenue recognition for certain U.S. and German payers. In any period of transition from cash-based to accrual-based revenue recognition, there is a one-time impact to net revenues as net revenues in the current period may also include revenues from gross billings from previous periods. In the fourth quarter of 2017, without the benefit from a transition to accrual-based revenue, we estimate that net revenues as a percentage of gross billings will be approximately 46%.

For the three months ended September 30, 2017, cost of revenues increased to $15.2 million compared to $11.1 million for the same period in 2016, representing an increase of 36 percent. The increase was primarily driven by the cost of shipping transducer arrays to a higher volume of commercial patients, as well as an increase in field equipment depreciation.

Exhibit 99.1

Research, development and clinical trials expenses for the three months ended September 30, 2017, were $9.3 million compared to $10.2 million for the same period in 2016, representing a decrease of 9 percent. This was primarily due to a decrease in clinical trial expenses resulting from the conclusion of our EF-14 phase 3 pivotal trial in newly diagnosed GBM, a decrease in expenses related to the approval of our second generation Optune and a decrease in medical grants, driven principally by timing, partially offset by an increase in clinical trial expenses for our LUNAR and METIS trials.

Sales and marketing expenses for the three months ended September 30, 2017, were $16.4 million compared to $15.9 million for the same period in 2016, representing an increase of 3 percent. This was primarily due to increased personnel and shipping costs, reflecting our expanding commercial operations in the U.S. and Germany, partially offset by a decrease in advertising and professional services related to the launch of second generation Optune and the communication of Optune’s inclusion in the updated National Comprehensive Cancer (NCCN) Clinical Practice Guidelines In Oncology (NCCN Guidelines®) for Central Nervous System Cancer.

General and administrative expenses for the three months ended September 30, 2017, were $15.2 million compared to $12.7 million for the same period in 2016, representing an increase of 20 percent. This was primarily due to increased personnel costs.

Personnel costs for the three months ended September 30, 2017, included $8.6 million in non-cash share-based compensation expenses, comprised of $0.1 million in cost of revenues; $1.0 million in research, development and clinical trials; $1.9 million in sales and marketing; and $5.7 million in general and administrative expenses. Total non-cash share-based compensation expenses for the third quarter 2016 were $5.6 million.

Net losses for the three months ended September 30, 2017, were $11.5 million compared to net losses of $33.6 million for the same period in 2016.

Financial update for the nine months ended September 30, 2017

For the nine months ended September 30, 2017, net revenues increased to $123.4 million compared to $52.6 million for the same period in 2016, representing 134 percent growth. This growth was primarily driven by increased Optune adoption and the transition to accrual-based revenue recognition for a portion of our billings.

For the nine months ended September 30, 2017, cost of revenues increased to $40.0 million compared to $28.9 million for the same period in 2016, representing an increase of 38 percent. The increase was primarily driven by the cost of shipping transducer arrays to a higher volume of commercial patients, as well as an increase in field equipment depreciation.

Exhibit 99.1

Research, development and clinical trials expenses for the nine months ended September 30, 2017, were $28.1 million compared to $33.0 million for the same period in 2016, representing a decrease of 15 percent. This was primarily due to a decrease in clinical trial expenses resulting from the conclusion of our EF-14 phase 3 pivotal trial in newly diagnosed GBM, a decrease in expenses related to the approval of our second generation Optune and a decrease in medical grants, driven principally by timing, partially offset by an increase in clinical trial expenses for our LUNAR and METIS trials.

Sales and marketing expenses for the nine months ended September 30, 2017, were $47.5 million compared to $43.8 million for the same period in 2016, representing an increase of 9 percent. This was primarily due to increased personnel and shipping costs, reflecting our expanding commercial operations in the U.S. and Germany, partially offset by a decrease in advertising and professional services related to the launch of second generation Optune and the communication of Optune’s inclusion in the updated NCCN Guidelines.

General and administrative expenses for the nine months ended September 30, 2017, were $42.7 million compared to $38.0 million for the same period in 2016, representing an increase of 12 percent compared to the same period in 2016. This was primarily due to increased personnel costs partially offset by a decrease in professional services and other expenses.

Personnel costs for the nine months ended September 30, 2017, included $20.8 million in non-cash share-based compensation expenses, comprised of $0.4 million in cost of revenues; $2.6 million in research, development and clinical trials; $4.3 million in sales and marketing; and $13.5 million in general and administrative expenses. Total non-cash share-based compensation expenses for the nine months ended September 30, 2016 were $16.7 million.

Net losses for the nine months ended September 30, 2017, were $50.7million  compared to net losses of $109.7 million for the same period in 2016.

At September 30, 2017, we had $82.1 million in cash and cash equivalents and $104.5 million in short-term investments, for a total balance of $186.6 million in cash, cash equivalents and short-term investments. At September 30, 2017, we had $100.0 million of principal indebtedness outstanding under our Loan and Security Agreement with Biopharma Secured Investments III Holdings Cayman LP.

Anticipated clinical milestones

Trial initiations:

Exhibit 99.1

•	Phase 3 pivotal trial in locally advanced pancreatic cancer (Q4 2017)
•	Phase 3 pivotal trial in recurrent ovarian cancer (2018)

Expected data collections:

•	Phase 2 pilot STELLAR trial in mesothelioma (2018)
•	Phase 3 pivotal METIS trial in brain metastases (2020)
•	Phase 3 pivotal LUNAR trial in non-small cell lung cancer (2021)

Conference call details

Novocure will host a conference call and webcast to discuss third quarter 2017 financial results today, Thursday, October 26, at 8 a.m. EDT. Analysts and investors can participate in the conference call by dialing (855) 442-6895 for domestic callers and (509) 960-9037 for international callers, using the conference ID 75156706. The webcast can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations/, and will available for replay for at least 14 days following the call.

The earnings slides presented during the webcast and the corporate presentation can also be accessed from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations/.

About Novocure

Novocure is an oncology company developing a profoundly different cancer treatment utilizing a proprietary therapy called TTFields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Novocure’s commercialized product, Optune, is approved for the treatment of adult patients with glioblastoma. Novocure has ongoing or completed clinical trials investigating TTFields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer and mesothelioma.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these

Exhibit 99.1

forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 23, 2017, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Exhibit 99.1

Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended September 30,		Nine months ended September 30,		Year ended December 31,
	2017	2016	2017	2016	2016
	Unaudited		Unaudited		Audited
Net revenues	$50,109	$21,674	$123,365	$52,646	$82,888
Cost of revenues	15,153	11,118	39,969	28,897	39,870
Impairment of field equipment	-	-	-	6,412	6,412

Gross profit	34,956	10,556	83,396	17,337	36,606

Operating costs and expenses:
Research, development and clinical trials	9,273	10,233	28,055	32,996	41,467
Sales and marketing	16,387	15,865	47,503	43,771	59,449
General and administrative	15,215	12,723	42,660	38,010	51,007

Total operating costs and expenses	40,875	38,821	118,218	114,777	151,923

Operating loss	(5,919)	(28,265)	(34,822)	(97,440)	(115,317)
Financial expenses, net	2,156	2,189	6,785	3,293	6,147

Loss before income tax expense	(8,075)	(30,454)	(41,607)	(100,733)	(121,464)
Income tax expense	3,423	3,174	9,110	8,944	10,381

Net loss	$(11,498)	$(33,628)	$(50,717)	$(109,677)	$(131,845)

Basic and diluted net loss per ordinary share	$(0.13)	$(0.39)	$(0.57)	$(1.29)	$(1.54)

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	89,125,646	85,774,874	88,265,835	85,153,644	85,558,448

Exhibit 99.1

Consolidated Balance Sheets

USD in thousands (except share data)

	September 30,	December 31,
	2017	2016
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$82,104	$99,780
Short-term investments	104,453	119,854
Restricted cash	2,129	267
Trade receivables	23,000	6,339
Receivables and prepaid expenses	5,559	10,084
Inventories	24,642	25,549
Total current assets	241,887	261,873

LONG-TERM ASSETS:
Property and equipment, net	9,361	9,812
Field equipment, net	8,948	8,808
Severance pay fund	104	88
Other long-term assets	1,978	1,500
Total long-term assets	20,391	20,208

TOTAL ASSETS	$262,278	$282,081

Exhibit 99.1

Consolidated Balance Sheets

USD in thousands (except share data)

	September 30,	December 31,
	2017	2016
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$14,143	$18,356
Other payables and accrued expenses	26,842	18,526
Total current liabilities	40,985	36,882

LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	97,049	96,231
Employee benefit liabilities	2,489	2,590
Other long-term liabilities	5,070	4,033
Total long-term liabilities	104,608	102,854

TOTAL LIABILITIES	145,593	139,736

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -	-	-
Ordinary shares no par value, unlimited shares authorized; issued and outstanding:89,355,679 shares and 87,066,446 shares at September 30, 2017 (unaudited) and December 31, 2016, respectively
Additional paid-in capital	689,460	664,154
Accumulated other comprehensive loss	(1,462)	(1,883)
Accumulated deficit	(571,313)	(519,926)
Total shareholders' equity	116,685	142,345

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$262,278	$282,081

Media and Investor Contact:

Ashley Cordova

acordova@novocure.com

212-767-7558